EXHIBIT 10.75
Wits Basin Precious Minerals Inc.
900 IDS Center
80 South 8th Street
Minneapolis MN 55402-8773

December 17, 2009

Pioneer Holdings, LLC
Attn: C. Andrew Martin
4520 Main Street, Suite 1650
Kansas City, MO  64111

Re:	Chile Loan

Dear Andrew:

The purpose of this letter is to confirm and formalize our agreements with respect to that certain loan by Pioneer Holdings, LLC (“Pioneer”) to Wits Basin Precious Minerals Inc. (together with any subsidiary created for the purposes of operations in Chile, “Wits Basin”) of $30,000 on May 11, 2009 (the “Loan”).

The Loan is to be repaid by Wits Basin to Pioneer prior to the payment of any distributions by Wits Basin relating to proceeds from its operations out of the property acquired in Chile; provided that, the Loan shall be earlier repaid at such time Wits Basin raises through debt or equity financing specifically relating to its prospects in Chile an aggregate of $100,000.  In addition to such repayment, Pioneer shall also be entitled to receive 50% of the first $540,000 in aggregate distributions of earnings, profits and/or cash relating to the Chile operations (resulting in a aggregate distribution to Pioneer of $270,000 in addition to the repayment of the original Loan).  In the event Wits Basin sells its rights in Chile to a third party, it will be required to repay the Loan out of any proceeds from such sale.

As additional consideration for the Loan, Pioneer shall also be entitled to receive (i) a non-dilutive net smelter right (the “NSR”) equal to two percent (2%) of Net Smelter Returns relating to the Chile property and (ii) a five-year warrant to purchase up to 3,000,000 shares of Wits Basin common stock at an exercise price of $0.01 per share.  For purposes of this letter agreement, “Net Smelter Returns” shall mean (i) all revenue received by or credited to the Company from purchases of mineral product on the Chile property (as determined by fair market value of such mineral product assuming arms’ length negotiation) (ii) less all direct expenses incurred by the Company in the extraction, transportation, processing and sale of such mineral product from the Chile property.  Notwithstanding the foregoing, Wits Basin shall have the right to repurchase, at any time, the NSR for a purchase price of $100,000.

If the terms referenced above are consistent with your understanding of our agreements, please acknowledge the terms of this letter below where noted.  If this does not comport with your understanding, please feel free to contact me at (678) 222-0291.   Thank you.

Sincerely,
/s/ Stephen D. King
Stephen D. King
Chief Executive Officer

Acknowledged and Agreed To:

Pioneer Holdings, LLC

By	/s/ C. Andrew Martin
C. Andrew Martin, Manager